SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934
                             (Amendment No.  )

Filed by the Registrant       /X/
Filed by a Party other than the Registrant       / /

Check the appropriate box:
/X/  Preliminary Proxy Statement
/ / Confidential; for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       AMCON Distributing Company
            ------------------------------------------------
            (Name of Registrant as Specified in its Charter)


            ------------------------------------------------
            (Name of Person(s) Filing Proxy Statement, if
                        other than Registrant)


Payment of Filing Fee (Check the appropriate box):
/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     /1/  Title of each class of securities to which transaction applies:

     /2/  Aggregate number of securities to which transaction applies:

     /3/ Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     /4/  Proposed maximum aggregate value of transaction:

     /5/  Total fee paid:
/ /  Fee paid previously with preliminary materials:
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

     /1/  Amount Previously Paid:

     /2/  Form, Schedule or Registration Statement No.:

     /3/  Filing Party:

     /4/  Date Filed:


                       AMCON DISTRIBUTING COMPANY
               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             MARCH 19, 1998

     The Annual Meeting of Stockholders of AMCON Distributing Company (the "Company") will be held at the Four Points Sheraton Hotel, 120th & L Street, Omaha, Nebraska on Thursday, March 19, 1998, at 9:00 a.m., Central Standard Time, for the following purposes:

     (1)   To elect two directors.

     (2) To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditor for the Company for the fiscal year ending September 26, 1998.

     (3) To vote on the proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

     (4) To vote on the proposal to amend the Company's 1994 Stock Option Plan (the "Stock Option Plan") so that awards under the Plan will comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     (5) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Enclosed herewith is a Proxy Statement setting forth information with respect to the election of two directors, the ratification of the appointment of independent auditors, the proposed amendment to the Restated Certificate of Incorporation and the proposed amendment to the Stock Option Plan.

     Only stockholders holding shares of Common Stock of record at the close of business on January 30, 1998 will be entitled to notice of, and to vote at, the meeting.

     Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy which is solicited on behalf of the Board of Directors and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

                                 By Order of the Board of Directors



                                 Michael D. James, Secretary

Omaha, Nebraska
February 23, 1998

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.


                       AMCON Distributing Company
                              10228 L Street
                          Omaha, Nebraska  68127
                        --------------------------

                             PROXY STATEMENT

                                  for

                     ANNUAL MEETING OF STOCKHOLDERS

                                   of

                              COMMON STOCK


     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of AMCON Distributing Company (the "Company") to be held on March 19, 1998 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are at 10228 L Street, Omaha, Nebraska 68127. This Proxy Statement and the proxy cards are first being mailed to stockholders on or about February 23, 1998.

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of termination given to the Secretary of the Company or by filing with him a later-dated proxy. Furthermore, stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company's Common Stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. In addition, the directors believe shares held by executive officers and directors of the Company will be voted "FOR" each such proposal. Such shares represent approximately 42% of the total shares outstanding as of January 30, 1998. Shares of Common Stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the meeting for purposes of determining a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker nonvotes.



VOTING SECURITIES AND BENEFICIAL OWNERSHIP
THEREOF BY PRINCIPAL STOCKHOLDERS,
DIRECTORS AND OFFICERS

     Only holders of Common Stock of record at the close of business on the January 30, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. At the Record Date, there were 2,449,903 shares of Common Stock which were issued and outstanding. Each share of Common Stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors.

     The following table sets forth, as of the Record Date, the beneficial ownership of the Company's Common Stock by directors and the nominees for director, by each of the executive officers named in the Summary Compensation Table, by each person believed by the Company to beneficially own more than 5% of the Company's Common Stock and by all present executive officers and directors of the Company as a group:


                                                              Number of Shares      Percent of
             Name                                            Beneficially Owned       Class
---------------------------------                            ------------------     ----------

William F. Wright, Director, Chairman of the Board and
 Chief Corporate Officer                                           567,469 /1/          23.02

Kathleen M. Evans, Director, President and
 Chief Executive Officer                                           135,915 /2/           5.52

Michael D. James, Chief Financial Officer,
 Secretary and Treasurer                                             3,000 /3/             *

J. Tony Howard, Director                                           131,915 /4/           5.37

Allen D. Petersen, Director                                        210,453 /5/           8.56

Jerry Fleming, Director                                                  0                 *

All executive officers and directors as a group (6 persons)      1,048,752              42.08

Susan C. Wright /6/                                                298,425              12.18

Matthew F. Wright /7/                                              224,911               9.18

Mark A. Wright /8/                                                 287,211              11.72

Wendy M. Wright /6/                                                298,211              12.17

Ane Patterson /9/                                                  146,168               5.97


------------------------
* Less than 1% of class.

/1/ Includes 298,425 shares over which Mr. Wright shares investment power with Susan C. Wright and options to purchase 16,000 shares of Common Stock at an exercise price of $2.88 per share which may be exercised currently.

/2/ Includes options to purchase 12,000 shares of Common Stock at an exercise price of $2.88 per share which may be exercised currently.

/3/ Includes options to purchase 2,000 shares of Common Stock at an exercise price of $1.63 per share which may be exercised currently.

/4/ Includes options to purchase 8,000 shares of Common Stock at an exercise price of $2.88 per share which may be exercised currently.

/5/ Includes 206,453 shares held by the Lifeboat Foundation, of which Mr. Petersen is a director, and options to purchase 4,000 shares of Common Stock at an exercise price of $2.88 per share which may be exercised currently.

/6/  15375 Via Simpatico, Rancho Santa Fe, California 92067.

/7/ 1840 Kings Highway, Lincoln, Nebraska 68502. The number of shares includes 50,000 shares over which Mr. Wright shares voting and investment power with his spouse.

/8/  530 Via De LaValle, Unit A, Solana Beach, California 92075.

/9/  3055 St. Thomas Drive, Missoula, Montana 59803.


                          ELECTION OF DIRECTORS

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has nominated William F. Wright and Jerry Fleming to serve three-year terms as directors. Proxies submitted pursuant to this solicitation will be voted, unless specified otherwise, for the election of Mr. Wright and Mr. Fleming. Mr. Wright and Mr. Fleming have each expressed an intention to serve, if elected, and the Board of Directors knows of no reason why either of Mr. Wright or Mr. Fleming might be unavailable to serve. If either of Mr. Wright or Mr. Fleming is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. There are no arrangements or understandings between either of Mr. Wright or Mr. Fleming and any other person pursuant to which they were selected as nominees. The election of a director requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker nonvotes with respect to the election of directors will have no impact on the election of directors. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF MR. WRIGHT AND MR. FLEMING.

     The table below sets forth certain information regarding the directors of the Company. All members of, and nominees to, the Board of Directors have held the positions with the companies (or their predecessors) set forth under "Principal Occupation" for at least five years, unless otherwise indicated.

                                  Principal                 Director   Term To
Name                 Age          Occupation                 Since      Expire
-----------------    ---    ---------------------------    ---------   -------

                                    NOMINEES

William F. Wright    55     Chairman and Chief Corporate      1986       1998
                             Officer of the Company

Jerry Fleming        60     President and Chief Executive     1997       1998
                             Officer of Food For Health,
                             Inc. /1/


                            DIRECTORS CONTINUING IN OFFICE

J. Tony Howard       53     President of Nebraska             1986       1999
                             Distributing Company /2/

Allen D. Petersen    56     Chairman and Chief Executive      1993       1999
                             Officer of American Tool
                             Companies

Kathleen M. Evans    50     President and Chief Executive     1986       2000
                             Officer of the Company

-------------------------
     /1/ Food For Health, Inc. was acquired by the Company on November 10, 1997 and is a wholly owned subsidiary of the Company. Mr. Fleming has been President and Chief Executive Officer of Food For Health, Inc. since 1992.

     /2/ Nebraska Distributing Company is a wholly owned subsidiary of AMCON Corporation, the former parent of the Company.

Information regarding other executive officers of the Company is found in the Company's Form 10-K, which is available upon request.

     The Board of Directors conducts its business through meetings of the Board and actions taken by written consent in lieu of meetings and by the actions of its committees. During the fiscal year ended September 26, 1997, the Board of Directors held one meeting at which all directors were present.

     The Board of Directors has established and assigned certain responsibilities to an Audit Committee and a Compensation Committee.

     AUDIT COMMITTEE. The functions performed by the Audit Committee include reviewing periodically with independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing the adequacy of the Company's internal accounting controls with management and auditors, and reviewing fees charged by the Company's independent auditors. The Audit Committee is composed of Directors Wright, Petersen and Howard. The Audit Committee did not meet during fiscal 1997, but met in October 1997.

     COMPENSATION COMMITTEE. The Compensation Committee reviews and approves compensation policy, changes in salary levels, bonus payments and awards pursuant to the Company's management incentive plans for executive officers and outside directors. The Compensation Committee also administers the Company's 1994 Stock Option Plan. The Compensation Committee consisted of Director Petersen and William R. Hoppner until October 16, 1997, when Mr. Hoppner resigned from the Board to pursue political office. J. Tony Howard was appointed to a position on the Compensation Committee at that time. The Compensation Committee met two times during fiscal 1997.

COMPENSATION OF DIRECTORS

     For fiscal 1998, directors who are not employees of the Company will be paid $10,000 annually, plus $250 for each board meeting (including committee meetings) attended in person or by teleconference. In addition, all directors are reimbursed for out-of-pocket expenses related to attending board and committee meetings.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information regarding the annual and long-term compensation awarded to, earned by or paid by the Company to its Chief Corporate Officer and the other three highest paid executive officers of the Company for services rendered during fiscal 1997, 1996 and 1995. No other executive officers or other employees of the Company earned salary and bonus in fiscal 1997 in excess of the disclosure threshold established by federal securities laws.



                              Summary Compensation Table

                                                                         Long-Term Compensation
                                                                 ------------------------------------
                                   Annual Compensation                    Awards              Payouts
                             --------------------------------    -------------------------    -------

  (a)                 (b)      (c)       (d)         (e)            (f)           (g)           (h)           (i)
                                                     /2/         Restricted    Securities       /3/
Name and                                 /1/     Other Annual      Stock       Underlying       LTIP       All Other
Principal                    Salary     Bonus    Compensation     Award(s)    Options/SARs    Payouts    Compensation
Position              Year     ($)       ($)         ($)            ($)           (#)           ($)           ($)
William F. Wright     1997   330,300   150,000        -              -             -             -            8,001 /4/
Chairman and Chief    1996   314,600    75,000        -              -             -             -            6,061
Corporate Officer     1995   300,000      -           -              -             -             -           10,275

Kathleen M. Evans,    1997   264,700   130,000        -              -             -             -            8,266 /4/
President and         1996   240,900    50,000        -              -             -             -            8,038
Chief Executive       1995   219,000      -           -              -             -             -            8,932
Officer

Michael D. James,     1997    95,000     7,500        -              -             -             -            4,122 /4/
Chief Financial       1996    85,000     7,500        -              -           2,000           -            3,497
Officer and           1995    80,000     7,500        -              -             -             -              861
Treasurer

J. Tony Howard,       1997      -         -           -              -             -             -          100,000 /5/
Executive Vice        1996      -         -           -              -             -             -          100,000 /5/
President and         1995      -         -           -              -             -             -          100,000 /5/
Secretary


     /1/ Reported 1997 bonus for Mr. Wright consists of $75,000 paid in fiscal 1997 with respect to fiscal 1996 and $75,000 paid in fiscal 1998 with respect to fiscal 1997. Reported 1997 bonus for Ms. Evans consists of $65,000 paid in fiscal 1997 with respect to fiscal 1996 and $65,000 paid in fiscal 1998 with respect to fiscal 1997. Bonuses paid to Mr. Wright and Ms. Evans with respect to fiscal 1996 were paid after the date of the Company's proxy statement relating to its previous annual meeting of stockholders. Reported 1996 bonuses were paid in fiscal 1996 with respect to fiscal 1995.

     /2/ No disclosure is required in this column pursuant to applicable Securities and Exchange Commission Regulations, as the aggregate value of items covered by this column does not exceed the lesser of $50,000 or 10% of the annual salary and bonus shown for each respective executive officer named.

     /3/  The Company does not have a long-term incentive plan as defined in
Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

     /4/ The amount for fiscal 1997 consists of contributions to the Company's Profit Sharing Plan of $6,256, $8,045 and $4,122 for Mr. Wright, Ms. Evans and Mr. James, respectively, and the value of split-dollar life insurance of $1,755 and $221 for Mr. Wright and Ms. Evans, respectively.

     /5/ Mr. Howard's salary during each fiscal year was paid by Nebraska Distributing Company ("NDC"), a subsidiary of the former parent of the Company. Pursuant to a consulting agreement, the Company reimbursed NDC for the portion of Mr. Howard's salary set forth in the above table. Mr. Howard resigned as Executive Vice President and Secretary of the Company on November 10, 1997.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     No options were granted during fiscal 1997 to the executive officers listed in the Summary Compensation Table (the "Named Officers").

AGGREGATED OPTION/SAR EXERCISES IN LAST
FISCAL YEAR AND FY-END OPTION/SAR VALUES

     No options were exercised during fiscal 1997 by the Named Officers. The following table sets forth certain information concerning the number of unexercised options and the value of unexercised options at the end of fiscal 1997 for the Named Officers.


    (a)                 (b)                  (c)                 (d)                  (e)

                                                              Number of            Value of
                                                              Securities          Unexercised
                                                              Underlying         In-the-Money
                                                              Unexercised       Options/SARs at
                                                            Options/SARs at       Fiscal Year
                                                           Fiscal Year End(#)        End($)

                   Shares Acquired                            Exercisable/        Exercisable/
    Name            on Exercise(#)     Value Realized($)     Unexercisable       Unexercisable
----------------   ---------------     -----------------   ------------------   ---------------

William F. Wright        -0-                  -0-                  0/0                  0/0
Kathleen M. Evans        -0-                  -0-                  0/0                  0/0
Michael D. James         -0-                  -0-              2,000/0             $3,250/0
J. Tony Howard           -0-                  -0-                  0/0                  0/0



LONG-TERM INCENTIVE PLANS AND OTHER MATTERS

     The Company does not maintain a long-term incentive plan or pension plan (as defined in Item 402 of SEC Regulation S-K) for the Named Officers and has not repriced any options or SARs for any Named Officer during the last fiscal year.

EMPLOYMENT AGREEMENTS

     The employment agreements which the Company entered into with William F. Wright, the Chairman of the Board and Chief Corporate Officer and with Kathleen M. Evans, the President and Chief Executive Officer, have expired. The Company is currently in the process of negotiating employment agreements with Mr. Wright, Ms. Evans and with Jerry Fleming, the President and Chief Executive Officer of Food For Health, Inc., a wholly owned subsidiary of the Company.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

     The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

     EXECUTIVE OFFICER COMPENSATION. The Company's Compensation Committee (the"Committee") consists only of directors who are not officers or employees of the Company. The Committee endeavors to establish total compensation packages for each executive officer that fairly reflects the value of that executive officer's services to the Company and that will permit the Company to attract and retain high quality individuals in its key executive positions, taking into consideration both the prevailing competitive job market and the current size and expected growth of the Company.

     Executive officer compensation contains three principal components: (i) a base salary, (ii) a cash bonus and (iii) grants of options to purchase Common Stock under the Stock Option Plan. Both Mr. Wright's and Ms. Evans' base salaries are set forth in their employment agreements. The base salaries of other officers are determined as a function of their prior base salaries and the Committee's view of base salary levels for executive officers with comparable positions and responsibilities in other companies and are not a function of any specific performance criteria. The Committee periodically compares base salaries paid to its executive officers with those paid by other public companies engaged in similar industries and that generate revenues in the same range as the Company. These companies are not necessarily the same companies that are included in the peer group index (Standard & Poors Distributors (Food and Health)-500 Index) used in the Performance Graph included in this Proxy Statement. In general, the Committee determined that the base salaries paid to the Company's executive officers fell within the median range of base salaries paid by such comparable companies.

     The bonus portion of each executive officer's compensation is paid on a discretionary basis by the Committee based on its assessment of the executive's individual performance and the overall performance of the Company during the most recently completed fiscal year with respect to sales growth and net income. However, the Committee has not established any specific measures of individual performance or target levels of sales growth or net income which must be achieved in order for cash bonuses to be paid. In general, it has been the Committee's practice to award cash bonuses to the executive officers with respect to a particular fiscal year in amounts consistent with cash bonuses awarded in prior fiscal years as long as the Company achieves sales and net income levels specified in the Company's budget for such fiscal year.

     Because ownership of the Company's Common Stock serves to align the economic interests of its executive officers with those of its shareholders, executive officers who, in the opinion of the Committee, contribute to the growth, development and financial success of the Company may be awarded options to purchase Common Stock. Any grant of options to purchase Common Stock must be made with an exercise price equal to the closing price of the Common Stock on the date of grant. Therefore, the compensation value of these stock options is directly related to the long-term performance of the Company as measured by its future return to stockholders. The amount of stock option awards granted to executive officers are also determined on a discretionary basis by the Committee considering the same criteria used to award cash bonuses. After the end of fiscal 1997, the Committee awarded stock options to certain of its executive officers. The amount of the awards were subjectively determined after the Committee's review of the Company's financial performance during fiscal 1997. The Committee also considered the efforts of such executive officers in connection with two acquisitions completed by the Company after the end of fiscal 1997.

     It is the intention of the Committee to develop an executive compensation plan which will establish more definite performance goals and criteria relating to the amounts of cash bonuses and stock options awards paid to its executive officers in future years. The Committee expects to adopt such a plan during fiscal 1998.

     COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE. The current tax law imposes an annual, individual limit of $1 million on the deductibility of the Company's compensation payments to the Chief Corporate Officer and to the four most highly compensated executive officers other than the Chief Corporate Officer. Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. The Committee has determined to preserve, to the maximum extent practicable, the deductibility of all compensation payments to the Company's executive officers.

     COMPENSATION OF CHIEF CORPORATE OFFICER. Mr. Wright's base salary is set by his employment agreement which was entered into prior to the formation of the Compensation Committee. However, it is the view of the Committee, based on its periodic review of base salaries paid to chief executive officers of similarly situated companies, that Mr. Wright's base salary is reasonable and within the median range paid by such other companies.

     The amount of the cash bonus paid to Mr. Wright and the number of stock options awarded to Mr. Wright during any fiscal year are determined on a discretionary basis by the Committee based on its assessment of his individual performance and the overall performance of the Company during the year. With respect to the cash bonus paid to Mr. Wright for fiscal 1997, the Committee considered the amount of the bonus paid to Mr. Wright with respect to fiscal 1996 and also the fact that the Company achieved its budgeted sales and net income targets during fiscal 1997. The Committee also considered the fact that during the past five years under Mr. Wright's leadership, the Company has achieved a 603.1% increase in earnings and increased revenues 50.7%. These increases represent compounded annual rates of growth of 44.9% and 7.7%, respectively. The Company has become one of the larger distributors of consumer products in the Great Plains and Rocky Mountain regions and has been able to compete successfully in a period during which there has been significant consolidation and increased competition in the distribution industry. Through acquisitions of smaller distributors, the Company has gained entry into a number of new territories and, as a result, has been able to use the trend toward consolidation to aid it in its strategy of developing new customers within its present distribution area and expanding into contiguous areas. Mr. Wright has also been instrumental in the Company's efforts to broaden its product line in order to lessen its historical dependence on cigarettes and tobacco products. In that regard, Mr. Wright led the Company's recent acquisition of Food for Health, Inc., a distributor of health food products located in Phoenix, Arizona, which generated sales of $37 million during its last fiscal year. The Committee considered all of these accomplishments, along with his demonstrated leadership of and guidance to management and significant contributions to the overall performance of the Company, and believes that the cash bonus and stock option awards paid to Mr. Wright fairly reflect his value to the Company.


                                           Allen D. Petersen
                                           J. Tony Howard

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

     William F. Wright serves on the board of directors of American Tool Companies of which Allen D. Petersen serves as the President and Chief Executive Officer. There are no other compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

     In January 1995, the Company made an advance of $125,000 to William F. Wright, Chairman of the Board, Chief Corporate Officer and a principal shareholder of the Company. This advance was recorded as a note receivable, bearing interest at 9.0% and was originally due on September 30, 1996 and was later extended to September 30, 1997. The balance of the note receivable, plus accrued interest thereon, was paid in full on December 19, 1997.

     Prior to February 25, 1994, the Company was a subsidiary of AMCON Corporation, which owned 87.5% of the issued and outstanding shares of the Company's Common Stock. AMCON Corporation's other principal asset is a subsidiary corporation that is engaged in the beer distribution business in Omaha, Nebraska. As a condition to obtaining an additional distribution franchise with a major U.S. beer brewery, AMCON Corporation agreed to divest its interest in the Company. Therefore, on February 25, 1994, AMCON Corporation distributed its shares of the Company's Common Stock to the shareholders of AMCON Corporation who, as a result, became shareholders of the Company. William F. Wright, Kathleen M. Evans, J. Tony Howard and Allen D. Petersen are officers, directors or shareholders of AMCON Corporation. AMCON Corporation engages in certain transactions with the Company, including the provision of offices and administrative services by AMCON Corporation to the Company. The cost of the shared facilities are apportioned between them based on their respective usages thereof and on terms no less favorable than would otherwise be available from unaffiliated parties. The Company was charged $60,000, $60,000, and $60,000 by AMCON Corporation during fiscal 1997, 1996 and 1995, respectively, as consideration for such services, which is included in the Company's selling, general and administrative expenses for those years.


COMPANY PERFORMANCE

     The following graph and table set forth certain information comparing the cumulative total return from a $100 investment in the Company and in the stocks making up two comparative stock indices on August 4, 1995, the date the Company's Common Stock commenced trading, through the end of the Company's fiscal 1997.

                                [GRAPH OMITTED]


                                   8/04/95     9/30/95     9/30/96     9/30/97
                                   -------     -------     -------     -------
AMCON Distributing Company           100        92.31       50.00      100.00

NASDAQ Composite Total
 Return Index                        100       104.37      123.85      170.01

S&P Distributors
(Food and Health)-500 Index          100        93.86      105.48      131.79



                  RATIFICATION OF APPOINTMENT OF AUDITOR

     Coopers & Lybrand L.L.P., who has been auditor for the Company since 1994, has been appointed by the Board of Directors as auditors for the Company and its subsidiaries for fiscal 1998. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of auditor requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote against ratification. Broker nonvotes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S AUDITORS FOR FISCAL 1998.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.


              AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors of the Company has adopted, and is recommending to the stockholders that they approve, an amendment to Section 1 of ARTICLE IV of the Company's Restated Certificate of Incorporation (the "Proposed Amendment") that will increase the total number of authorized shares of Common Stock from 5,000,000 to 15,000,000. The proposed amendment will not increase or otherwise affect the number of authorized shares of the Company's Preferred Stock. The text of Section 1 of ARTICLE IV as it is proposed to be amended is set forth in Exhibit A to this Proxy Statement.

     There are presently 2,449,903 shares of the Company's Common Stock which are issued and outstanding. Accordingly, there are only 2,550,097 shares of Common Stock which remain authorized for issuance by the Company. The Board of Directors believes it would be in the best interest of the Company and its stockholders to increase the authorized number of shares of Common Stock so that there will be an additional number of authorized shares of Common Stock available for future issuance by the Company without further stockholder approval. The Company may desire to issue additional shares of Common Stock for a variety of corporate purposes. For example, the Board of Directors may determine that it is in the best interest of the stockholders to maintain the trading price of the Common Stock within a particular range and, therefore, may wish to declare a stock split or stock dividend from time to time. The current number of remaining authorized but unissued shares of Common Stock would not be sufficient to allow a stock split of the Company's Common Stock. In addition, the Company may desire to issue additional shares of Common Stock in order to raise additional equity capital or in connection with future acquisitions of other companies. Further, from time to time, additional authorized but unissued Common Stock may be issued to employees or employee benefit plans.

     The additional Common Stock authorized by the Proposed Amendment could be issued at any time in the Board's discretion for any proper corporate purposes, without further stockholder action, unless required by law or any rules or regulations to which the Company is subject, including those of the NASDAQ Stock Market. The Company's Board of Directors and management have no plans or agreements for the issuance of additional shares of Common Stock at this time, other than pursuant to existing employee benefit plans. It is the intention of the Board of Directors and management to hold authorized and unissued Common Stock in reserve for such corporate needs as may develop. However, it is the opinion of the Board of Directors that such an amendment should not be postponed until a specific situation arises that requires additional authorized Common Stock, because the time and expense incident to obtaining stockholder approval at that time might disadvantage the Company by depriving it of the flexibility which could be important in facilitating effective use of the Common Stock.

     The authorization of additional authorized shares of Common Stock may have a potential anti-takeover effect if, for example, additional shares were issued in order to dilute the stock ownership of persons seeking to obtain control of the Company. However, the Board knows of no effort by any party to accumulate Common Stock or to otherwise seek to obtain control over the Company and the Board of Directors has no present plans to use additional shares that would be authorized by the Proposed Amendment to inhibit a hostile takeover attempt. Therefore, the Company does not consider the Proposed Amendment to be part of an anti-takeover strategy.

     The Proposed Amendment may only be adopted by the affirmative vote of the holders of a majority of the issued and outstanding shares of the Common Stock entitled to vote. As a result, abstentions and broker nonvotes will have the same effect as a vote against the proposal. Proxies submitted pursuant to this solicitation will be voted in favor of the Proposed Amendment, unless specified otherwise.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY.


                 AMENDMENTS TO 1994 STOCK OPTION PLAN

     The Board of Directors has adopted certain amendments to the Company's 1994 Stock Option Plan which will enable awards of stock options made under the Plan to qualify as "performance-based compensation" not subject to the limitations on deductibility of executive compensation provided for in
Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Section 162(m) imposes an annual, individual limit of $1 million on the deductibility of a company's compensation payments to its chief executive officer and to the four most highly compensated executive officers other than the chief executive officer (the "Named Executive Officers").

     The Company adopted the 1994 Stock Option Plan (the "Stock Option Plan") in June 1994 in order to retain and attract qualified officers and key employees and to align the interests of such persons with those of the Company and its shareholders by providing for the grant of options to purchase the Company's Common Stock which may be either incentive stock options that are qualified under Section 422 of the Internal Revenue Code of 1986 or non-qualified stock options. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which has exclusive authority to determine the employees of the Company who will receive options to purchase Common Stock, the type and number of options to be granted, the timing of such grants, when such options may be exercised and the exercise price thereof. In no event may the exercise price of an option be less than the fair market value of the Company's Common Stock on the date of a grant, and no option may be exercised more than 10 years after the date on which it is granted.

     The maximum number of shares of Common Stock which may be issued pursuant to options under the Stock Option Plan is 300,000. The number of shares subject to the Stock Option Plan and to options granted thereunder will be adjusted as appropriate to reflect any stock dividend, stock split, recapitalization or similar event or any merger, consolidation or reorganization of the Company.

     The proposed amendments to the Plan provide (i) that each member of the Compensation Committee which administers the Plan must be an "outside director" as defined in the regulations under Section 162(m) and (ii) that the total number of shares for which options may be granted to any individual who is a Named Executive Officer during a given fiscal year is 50,000 shares. In all other respects, the Plan will operate in the same manner as it does currently. The proposed amendments will not increase the total number of shares for which options may be granted under the Plan or the exercise price for such options.

     The approval of the amendments to the Plan requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions will have the same effect as a vote against approval. Broker nonvotes will not be considered shares entitled to vote with respect to approval of the adoption of the Plan and will not be counted as votes for or against the approval of the Plan. THE BOARD RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1994 STOCK OPTION PLAN.


                    SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals submitted for presentation at the Annual Meeting must be received by the Secretary of the Company at its home office no later than March 2, 1998. Such proposals should set forth (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the number of shares of the Company's Common Stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company by March 2, 1998. Only stockholders of record as of the Record Date are entitled to bring business before the Annual Meeting or make nominations for directors.

     In order to be included in the Company's proxy statement relating to its next annual meeting, stockholder proposals must be submitted by October 9, 1998 to the Secretary of the Company at its home office. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.


                              OTHER MATTERS

     Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in respect of any such other matter in accordance with their best judgment.

     The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's shares. In addition to solicitation by mail, the Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company's Common Stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

     The Company's Annual Report, including financial statements, is being mailed, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, such Annual Report is not to be considered part of this proxy solicitation material. In addition, any stockholder who wishes to receive a copy of the Form 10-K filed by the Company with the Securities and Exchange Commission may obtain a copy without charge by writing to the Company. Requests should be directed to Mr. Michael D. James at the Company's principal executive office.

                         By Order of the Board of Directors


                         Michael D. James
                         -----------------------------
                         Michael D. James, Secretary

Omaha, Nebraska
February 23, 1998





                                   EXHIBIT A


     As amended, Section 1 of ARTICLE IV of the Company's Restated Certificate of Incorporation will read, in its entirety, as follows:

                                  ARTICLE IV

     Section 1. The total number of shares of capital stock which the Corporation shall have the authority to issue is 16,000,000, consisting of
(a)15,000,000 shares of Common Stock, par value $.01 per share, and
(b)1,000,000 shares of Preferred Stock, par value $.01 per share.

REVOCABLE PROXY
AMCON DISTRIBUTING COMPANY

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMCON DISTRIBUTING COMPANY FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 19, 1998 AND AT ANY ADJOURNMENT THEREOF.

     The undersigned hereby authorizes the Board of Directors of AMCON Distributing Company (the "Company"), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at Four Points Sheraton Hotel, 120th & L Street, Omaha, Nebraska, on Thursday, March 19, 1998, at 9:00 a.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

   1.  ELECTION OF DIRECTORS.
       / / FOR the nominees listed below for the term to expire in 2001
           (except as marked to the contrary below)
       / / WITHHOLD AUTHORITY to vote for all nominees listed below

                 William F. Wright               Jerry Fleming

            INSTRUCTIONS: To withhold authority to vote for any individual nominee, cross out such nominee's name.)

   2. AUDITORS. Ratification of the appointment of Coopers & Lybrand L.L.P. as independent auditors for fiscal 1998.
            / /  FOR          / /  AGAINST          / /  ABSTAIN

   3. AMEND RESTATED CERTIFICATE OF INCORPORATION. Amend Restated Certificate of Incorporation to increase authorized shares of Common Stock.
            / /  FOR          / /  AGAINST          / /  ABSTAIN

   4. AMEND 1994 STOCK OPTION PLAN. Amend 1994 Stock Option Plan to comply with section 162(m) of Internal Revenue Code.
            / /  FOR          / /  AGAINST          / /  ABSTAIN

   5. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other matters which should come before the Annual Meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS, FOR THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION AND FOR THE PROPOSAL TO AMEND THE 1994 STOCK OPTION PLAN.

              (continued and to be signed on the reverse hereof)


     This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for March 19, 1998 and the Proxy Statement for the Annual Meeting prior to the signing of this proxy.


Dated:                       , 1998.
      ----------------------

                                        ---------------------------------
                                        (Signature)


                                        ---------------------------------
                                        (Signature if held jointly)


                                        Please sign exactly as name appears on
                                        this proxy.  When shares are held by
                                        joint tenants, both should sign.  When
                                        signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give your full title.  If a
                                        corporation, please sign in full
                                        corporate name by authorized officer.
                                        If a partnership, please sign in
                                        partnership name by authorized person.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
                             ENCLOSED ENVELOPE.